Exhibit (h)(29)

AMENDED AND RESTATED

APPENDIX A

TO ACCOUNTING SERVICES AGREEMENT

This Amended and Restated Appendix A to the Waddell & Reed Advisors Funds Accounting Services Agreement dated January 30, 2009 (the “Agreement”), is effective as of October 16, 2017, and supersedes any prior Appendix A to the Agreement.

Waddell & Reed Advisors Funds

Waddell & Reed Advisors Accumulative Fund

Waddell & Reed Advisors Cash Management Fund

Waddell & Reed Advisors Continental Income Fund

Waddell & Reed Advisors Global Growth Fund

Waddell & Reed Advisors High Income Fund

Waddell & Reed Advisors Municipal High Income Fund

Waddell & Reed Advisors New Concepts Fund

Waddell & Reed Advisors Science and Technology Fund

Waddell & Reed Advisors Small Cap Fund

Waddell & Reed Advisors Vanguard Fund

Waddell & Reed Advisors Wilshire Global Allocation Fund